Exhibit 99.1

Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Investor Contact	Media Contact
Angie McCabe	Margita Thompson
818.676.8692	818.676.7912
angie.mccabe@healthnet.com	margita.thompson@healthnet.com

HEALTH NET REPORTS THIRD QUARTER 2009

ADJUSTED1 NET INCOME OF $69.6 MILLION, OR $0.67 PER DILUTED SHARE

THE COMPANY RECORDED $189.5 MILLION IN PRETAX CHARGES,

INCLUDING $170.6 MILLION IN ASSET IMPAIRMENTS RELATED TO

THE PENDING SALE OF ITS NORTHEAST DIVISION

CHARGES CAUSE GAAP NET LOSS OF $66.0 MILLION, OR $0.64 PER SHARE

LOS ANGELES, November 3, 2009 – Health Net, Inc. (NYSE: HNT) today announced a third quarter 2009 GAAP net loss of $66.0 million, or $0.64 per share. GAAP net income in the third quarter of 2008 was $18.5 million, or $0.17 per diluted share.

The third quarter 2009 GAAP results include the effect of two pretax charges:

1.	$170.6 million in noncash charges for the impairment of goodwill and other assets related to the pending sale of the company’s Northeast division; and

2.	$19.5 million related to the company’s operations strategy that is designed to reduce general and administrative (G&A) expenses.

Both of these charges were offset by a favorable $0.6 million litigation reserve true-up. A reconciliation of non-GAAP financial measures on the income statement is included with this press release.

Excluding the impact of the charges, net income in the third quarter of 2009 was $69.6 million, or $0.67 per diluted share. Net income in the third quarter of 2008 was $37.8 million, or $0.35 per diluted share, excluding the impact of a $17.1 million pretax charge related to the company’s operations strategy and a $14.6 million pretax charge for impairment of the company’s investments.

“We are pleased with our third quarter results. Cash flow was strong, and the balance sheet is solid,” said Jay Gellert, president and chief executive officer of Health Net, Inc. “In addition, while we continue to produce strong new commercial sales in targeted segments and products in our Western health plans, overall commercial enrollment decreased due to in-group losses driven by the economy. Also, our Medicare plans continue to meet expectations, and we are reducing our administrative costs.”

On July 20, 2009, Health Net announced that it had entered into a definitive agreement with UnitedHealthcare for the sale of Health Net’s Northeast health plan subsidiaries and membership renewal rights. The regulatory approval process for the Northeast transaction is proceeding as expected. The transaction is currently expected to close by year-end 2009 or early 2010.

Membership

Total health plan enrollment as of September 30, 2009 was approximately 3.6 million members, a decrease of 144,000 members, or 3.8 percent, compared with September 30, 2008. Sequentially, total health plan enrollment decreased by 21,000 members, or 0.6 percent, from June 30, 2009.

Total commercial risk enrollment decreased by 166,000 members, or 8.0 percent, to approximately 1.9 million members as of September 30, 2009 compared with September 30, 2008. Sequentially, commercial risk enrollment decreased by 49,000 members, or 2.5 percent, from June 30, 2009.

“Our Western health plans produced new commercial sales of 35,000 members in the third quarter, with more than 24,000 of these new members in California’s narrow-network, lower-cost products,” said Jim Woys, Health Net’s chief operating officer. “Overall commercial enrollment declined due to persistent pressures from the economic downturn.”

Enrollment in the company’s Medicare Advantage plans decreased by 7,000 members, or 2.4 percent, to 286,000 members at the end of the third quarter of 2009 compared with the end of the third quarter of 2008. Sequentially, Medicare Advantage membership increased by 2,000 members, or nearly 1.0 percent, from June 30, 2009.

Membership in the company’s Medicare PDP plans was 466,000 at the end of the third quarter of 2009, a decrease of 72,000 members, or 13.4 percent, compared with the end of the third quarter of 2008. Sequentially, PDP membership increased by 8,000 members, or 1.7 percent, from June 30, 2009.

Medicaid enrollment at September 30, 2009 was 894,000 members, an increase of 106,000 members, or 13.5 percent, from September 30, 2008. Sequentially, Medicaid membership increased by 16,000 members, or 1.8 percent, from June 30, 2009. Both the quarter-over-quarter and sequential increases in Medicaid enrollment were the result of the economic downturn that causes the Medicaid-eligible population to increase.

Revenues, Health Care Costs and G&A Expenses

Health Net’s total revenues increased 3.9 percent in the third quarter of 2009 to approximately $4.0 billion from $3.8 billion in the third quarter of 2008. Health plan services premium revenues increased approximately 3.1 percent to nearly $3.2 billion in the third quarter of 2009 compared with approximately $3.1 billion in the third quarter of 2008.

The company’s Government contracts revenues increased 4.7 percent in the third quarter of 2009 to $758.5 million from $724.3 million in the third quarter of 2008. The increase was the result of Option Period 6 pricing for the company’s TRICARE contract and continued growth in the Military and Family Life Consultant (MFLC) contract that is administered by the company’s behavioral health subsidiary, Managed Health Network. Sequentially, revenue decreased 8.8 percent from the second quarter of 2009 primarily as a result of lower estimates of health care costs related to Option Periods 5 and 6 and a change to TRICARE payment policies that align with Medicare payment practices.

The health plan services medical care ratio (MCR) was 86.4 percent in the third quarter of 2009 and 87.5 percent in the third quarter of 2008.

The commercial MCR was 87.0 percent in the third quarter of 2009 compared with 86.7 percent in the third quarter of 2008. Excluding the litigation reserve true-up benefit in the third quarter of 2009, the commercial MCR would have been 40 basis points higher than the commercial MCR in the third quarter of 2008, or 87.1 percent.

Commercial premium yields per member per month (PMPM) increased by 7.6 percent in the third quarter of 2009 compared with the third quarter of 2008. Total commercial health care costs PMPM increased 8.0 percent in the third quarter of 2009 compared with the third quarter of 2008.

“Commercial health care costs in the quarter were adversely affected by higher utilization related to the H1N1 flu virus, COBRA-related utilization and higher-than-expected trends in our Northeast plans,” said Woys. “We are encouraged that the commercial MCR in our Western states improved substantially in the third quarter of 2009 compared to the third quarter of 2008.”

Health Net’s Medicare plans continued to perform consistent with expectations in the third quarter of 2009. The Medicare Advantage and Part D MCRs improved in the third quarter of 2009 compared with the third quarter of 2008.

The Government contracts cost ratio was 94.4 percent in the third quarter of 2009 compared with 95.0 percent in the third quarter of 2008 and 95.1 percent in the second quarter of 2009. “The improvement in the Government contracts cost ratio was due to an increase in MFLC volume and lower health care cost trends in the third quarter,” said Woys. “For 2009, we expect this ratio to be at the low end of our previous guidance of 95.0 percent to 95.5 percent.”

On a GAAP basis, G&A expense was $319.5 million in the third quarter of 2009 compared with $294.2 million in the third quarter of 2008. On an adjusted basis1, G&A expense was approximately $300.0 million in the third quarter of 2009 compared with $277.0 million in the third quarter of 2008. This increase was primarily due to premium taxes and regulatory fees.

On an adjusted1 basis, Health Net’s G&A expense ratio in the third quarter of 2009 increased 40 basis points compared with the third quarter of 2008.

Health Net’s selling expenses of $83.3 million in the third quarter of 2009 decreased by approximately $10.0 million compared with the third quarter of 2008, primarily a result of a decrease in commercial membership during the past 12 months.

Balance Sheet

As a result of the pending sale of the company’s Northeast health plans, assets and liabilities relating to the Northeast business have been reclassified to either “assets held for sale” or “liabilities held for sale” on the company’s consolidated balance sheet. A supplemental balance sheet showing the impact of these reclassifications is included with this press release.

Cash and investments as of September 30, 2009 were approximately $1.8 billion compared with approximately $2.2 billion as of September 30, 2008, and $2.1 billion as of June 30, 2009. Reserves for claims and other settlements as of September 30, 2009 were $951.8 million compared with $1.3 billion as of September 30, 2008. All of these amounts reflect the reclassifications noted above.

Days claims payable (DCP), including provider and other claims settlements and charges, capitation payments and Medicare Part D expenses, for the third quarter of 2009 decreased by 5.3 days to 41.0 days compared with 46.3 days in the third quarter of 2008, and decreased sequentially by 2.1 days compared with the second quarter of 2009.

On an adjusted2 basis, DCP in the third quarter of 2009 decreased by 2.2 days to 50.5 days compared with the third quarter of 2008, and decreased by 3.7 days sequentially. The sequential decline is primarily due to the timing of the company’s check-runs. At September 30, 2009, the amount of claims processed but waiting for the weekly check-run decreased by $48.0 million from June 30, 2009. Reserves for incurred but not reported (IBNR) health care costs were stable in the third quarter of 2009 compared to the second quarter of 2009.

The company’s debt-to-total capital ratio was 25.8 percent as of September 30, 2009 compared with 27.6 percent as of September 30, 2008 and 25.2 percent as of June 30, 2009.

Cash Flow

Operating cash flow was $154.4 million in the third quarter of 2009 and was affected by the company’s receipt of only two of three monthly Medi-Cal payments. The company received the third payment of $64.8 million in early October 2009.

“We received $165.0 million in Medicare risk adjuster payments in the third quarter of 2009 as expected,” said Joseph Capezza, Health Net’s chief financial officer. “Therefore, we continue to believe that operating cash flow for the full year of 2009 will be approximately $325 million to $350 million if we receive all 12 monthly Medi-Cal payments in calendar year 2009.”

2009 Guidance

Including the impact of $100 million to $110 million in expected operations strategy-related pretax charges and additional charges related to the pending sale of the Northeast business the company expects to take in 2009, Health Net expects 2009 full-year GAAP earnings per diluted share of $0.51 to $0.56 based on expected diluted weighted average shares of 104 to 105 million shares. The company lowered the top end of its earnings guidance range by $0.05 per diluted share due to anticipated health care cost pressures in the fourth quarter of 2009 from higher utilization due to the H1N1 flu virus and continued expansion of its COBRA membership. Therefore, the company expects full-year 2009 earnings per diluted share of $2.25 to $2.30, excluding the impact of charges.

The company recorded $170.6 million in goodwill and other impairments in the third quarter of 2009 and expects to record additional impairments in the fourth quarter of 2009. The company continues to evaluate the impact of the potential sale of the Northeast business on its 2009 financial results, including potential loss on sale of the Northeast business, tax benefits, severance costs, other transaction-related costs and operating costs that will be incurred during the transition period following the close of the transaction.

The table on the following page updates previously issued full-year 2009 guidance.

Metric	2009 Guidance
Year-end Membership	Commercial Risk: –6% to –7% (previously –3% to –5%) Medicaid: +10% to +12% (previously +6% to +8%) Medicare Advantage: –1% to –2% PDP: –13% to –15% (previously –15% to –20%)

Consolidated Revenues	$15.5 billion to $16.0 billion

Commercial Yields	~ 8.0% (previously ~7.5% – 8.0%)

Commercial Health Care Cost Trends	~ 8.0% (previously ~7.0 – 7.5%)

Selling Cost Ratio Government Contracts Ratio G&A Expense Ratio(a)	~ 2.9% ~ 95.0% to 95.5% ~ 9.6% to 9.8%

Tax Rate(a)	38.3% to 38.5% (previously 38.5% to 38.7%)

Weighted-average Fully Diluted Shares Outstanding	104 million to 105 million

GAAP EPS(b) Non-GAAP EPS(a)	$0.51 to $0.56 (previously $1.85 to $2.10) $2.25 to $2.30 (previously $2.25 to $2.35)

(a)	Excludes the impact of expected operations strategy-related charges of $100 million to $110 million in 2009.
(b)

The company is currently evaluating the impact of the potential sale of the Northeast business on its 2009 financial results, including potential loss on sale of the Northeast business, tax benefits, severance costs, other transaction-related costs and operating costs that will be incurred during the transition period following the close of the transaction.

Conference Call

As previously announced, Health Net will discuss the company’s third quarter 2009 results during a conference call on Tuesday, November 3, 2009, beginning at approximately 11:00 a.m. Eastern time. The conference call should be accessed at least 15 minutes prior to its start with the following numbers:

866.393.1637 (Domestic)	800.642.1687 (Replay – Domestic)
706.643.5711 (International)	706.645.9291 (Replay – International)

An access code is required for both the live conference call and the replay. The access code is 31753874. A replay of the conference call will be available through 12.00 a.m. Eastern time on November 8, 2009. A live webcast and replay of the conference call also will be available at www.healthnet.com under “Investor Relations.” The conference call webcast is open to all interested parties. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, and June 30, 2009, and other reports filed by the company from time to time with the Securities and Exchange Commission.

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s health plans and government contracts subsidiaries provide health benefits to approximately 6.6 million individuals across the country through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. Health Net’s behavioral health subsidiary, MHN, provides mental health benefits to approximately 6.5 million individuals in all 50 states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

All statements in this press release, other than statements of historical information provided herein, may be deemed to be forward-looking statements and as such are subject to a number of risks and uncertainties. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, any failure to close the pending sale of our Northeast business; costs, fees and expenses related to the pending sale and proposed post-closing administrative services; potential termination of our TRICARE North operations; rising health care costs; a continued decline in the economy; negative prior period claims reserve developments; investment portfolio impairment charges; volatility in the financial markets; trends in medical care ratios; unexpected utilization patterns or unexpectedly severe or widespread illnesses; membership declines; rate cuts affecting our Medicare or Medicaid businesses; litigation costs; regulatory issues; operational issues; health care reform; and general business and market conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K, subsequent quarterly reports on Form 10-Q, and the risks discussed in the company’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise any of its forward-looking statements to reflect events or circumstances that arise after the date of this release.

The financial information presented in this press release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the company’s Form 10-Q for the period ended September 30, 2009.

Footnotes

[1]	Detailed explanations of the non-GAAP financial measures referred to in this press release and reconciliations to the comparable GAAP measures are included in the attached financial tables.
[2]

See footnote (a) in the Notes to Consolidated Financial Statements in the financial schedules attached to this press release for a reconciliation of this information to the comparable GAAP financial measure.

#        #        #

[Nine pages of tables follow]

Health Net, Inc.

Enrollment Data - By State

(In thousands)

				Change from
				June 30, 2009		September 30, 2008
	Sept 30, 2009	June 30, 2009	Sept 30, 2008	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
California
Large Group	888	908	954	(20)	(2.2)%	(66)	(6.9)%
Small Group and Individual	365	380	431	(15)	(3.9)%	(66)	(15.3)%

Commercial Risk	1,253	1,288	1,385	(35)	(2.7)%	(132)	(9.5)%
ASO	5	3	5	2	66.7%	0	0.0%

Total Commercial	1,258	1,291	1,390	(33)	(2.6)%	(132)	(9.5)%
Medicare Advantage	136	134	131	2	1.5%	5	3.8%
Medi-Cal	841	827	742	14	1.7%	99	13.3%

Total California	2,235	2,252	2,263	(17)	(0.8)%	(28)	(1.2)%

Connecticut
Large Group	92	92	117	0	0.0%	(25)	(21.4)%
Small Group and Individual	23	23	26	0	0.0%	(3)	(11.5)%

Commercial Risk	115	115	143	0	0.0%	(28)	(19.6)%
ASO	25	26	25	(1)	(3.8)%	0	0.0%

Total Commercial	140	141	168	(1)	(0.7)%	(28)	(16.7)%
Medicare Advantage	53	52	57	1	1.9%	(4)	(7.0)%

Total Connecticut	193	193	225	0	0.0%	(32)	(14.2)%

New York
Large Group	97	97	101	0	0.0%	(4)	(4.0)%
Small Group and Individual	146	145	107	1	0.7%	39	36.4%

Commercial Risk	243	242	208	1	0.4%	35	16.8%
ASO	7	7	11	0	0.0%	(4)	(36.4)%

Total Commercial	250	249	219	1	0.4%	31	14.2%
Medicare Advantage	2	2	6	0	0.0%	(4)	(66.7)%

Total New York	252	251	225	1	0.4%	27	12.0%

New Jersey
Large Group	17	19	20	(2)	(10.5)%	(3)	(15.0)%
Small Group and Individual	62	61	55	1	1.6%	7	12.7%

Commercial Risk	79	80	75	(1)	(1.3)%	4	5.3%
ASO	3	2	4	1	50.0%	(1)	(25.0)%

Total Commercial	82	82	79	0	0.0%	3	3.8%
Medicaid	53	51	46	2	3.9%	7	15.2%

Total New Jersey	135	133	125	2	1.5%	10	8.0%

Arizona
Large Group	59	64	80	(5)	(7.8)%	(21)	(26.3)%
Small Group and Individual	38	39	50	(1)	(2.6)%	(12)	(24.0)%

Commercial Risk	97	103	130	(6)	(5.8)%	(33)	(25.4)%
Medicare Advantage	65	65	67	0	0.0%	(2)	(3.0)%

Total Arizona	162	168	197	(6)	(3.6)%	(35)	(17.8)%

Oregon
Large Group	78	86	99	(8)	(9.3)%	(21)	(21.2)%
Small Group and Individual	47	47	38	0	0.0%	9	23.7%

Commercial Risk	125	133	137	(8)	(6.0)%	(12)	(8.8)%
Medicare Advantage	24	24	22	0	0.0%	2	9.1%

Total Oregon	149	157	159	(8)	(5.1)%	(10)	(6.3)%

Other States
Medicare Advantage	6	7	10	(1)	(14.3)%	(4)	(40.0)%

Medicare PDP (stand-alone)	466	458	538	8	1.7%	(72)	(13.4)%

Total Health Plan Enrollment
Large Group	1,231	1,266	1,371	(35)	(2.8)%	(140)	(10.2)%
Small Group and Individual	681	695	707	(14)	(2.0)%	(26)	(3.7)%

Commercial Risk	1,912	1,961	2,078	(49)	(2.5)%	(166)	(8.0)%
ASO	40	38	45	2	5.3%	(5)	(11.1)%

Total Commercial	1,952	1,999	2,123	(47)	(2.4)%	(171)	(8.1)%
Medicare Advantage	286	284	293	2	0.7%	(7)	(2.4)%
Medicare PDP (stand-alone)	466	458	538	8	1.7%	(72)	(13.4)%
Medi-Cal/Medicaid	894	878	788	16	1.8%	106	13.5%

Total Health Plans	3,598	3,619	3,742	(21)	(0.6)%	(144)	(3.8)%

TRICARE - North Contract Eligibles	3,040	3,040	2,951	0	0.0%	89	3.0%

Health Net, Inc.

Enrollment Data - Line of Business

(In thousands)

				Change from
				June 30, 2009		September 30, 2008
	Sept 30, 2009	June 30, 2009	Sept 30, 2008	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
Large Group
California	888	908	954	(20)	(2.2)%	(66)	(6.9)%
Connecticut	92	92	117	0	0.0%	(25)	(21.4)%
New York	97	97	101	0	0.0%	(4)	(4.0)%
New Jersey	17	19	20	(2)	(10.5)%	(3)	(15.0)%
Arizona	59	64	80	(5)	(7.8)%	(21)	(26.3)%
Oregon	78	86	99	(8)	(9.3)%	(21)	(21.2)%

	1,231	1,266	1,371	(35)	(2.8)%	(140)	(10.2)%

Small Group and Individual
California	365	380	431	(15)	(3.9)%	(66)	(15.3)%
Connecticut	23	23	26	0	0.0%	(3)	(11.5)%
New York	146	145	107	1	0.7%	39	36.4%
New Jersey	62	61	55	1	1.6%	7	12.7%
Arizona	38	39	50	(1)	(2.6)%	(12)	(24.0)%
Oregon	47	47	38	0	0.0%	9	23.7%

	681	695	707	(14)	(2.0)%	(26)	(3.7)%

Commercial Risk
California	1,253	1,288	1,385	(35)	(2.7)%	(132)	(9.5)%
Connecticut	115	115	143	0	0.0%	(28)	(19.6)%
New York	243	242	208	1	0.4%	35	16.8%
New Jersey	79	80	75	(1)	(1.3)%	4	5.3%
Arizona	97	103	130	(6)	(5.8)%	(33)	(25.4)%
Oregon	125	133	137	(8)	(6.0)%	(12)	(8.8)%

	1,912	1,961	2,078	(49)	(2.5)%	(166)	(8.0)%

ASO
California	5	3	5	2	66.7%	0	0.0%
Connecticut	25	26	25	(1)	(3.8)%	0	0.0%
New York	7	7	11	0	0.0%	(4)	(36.4)%
New Jersey	3	2	4	1	50.0%	(1)	(25.0)%

	40	38	45	2	5.3%	(5)	(11.1)%

Total Commercial
California	1,258	1,291	1,390	(33)	(2.6)%	(132)	(9.5)%
Connecticut	140	141	168	(1)	(0.7)%	(28)	(16.7)%
New York	250	249	219	1	0.4%	31	14.2%
New Jersey	82	82	79	0	0.0%	3	3.8%
Arizona	97	103	130	(6)	(5.8)%	(33)	(25.4)%
Oregon	125	133	137	(8)	(6.0)%	(12)	(8.8)%

	1,952	1,999	2,123	(47)	(2.4)%	(171)	(8.1)%

Medicare Advantage
California	136	134	131	2	1.5%	5	3.8%
Connecticut	53	52	57	1	1.9%	(4)	(7.0)%
New York	2	2	6	0	0.0%	(4)	(66.7)%
Arizona	65	65	67	0	0.0%	(2)	(3.0)%
Oregon	24	24	22	0	0.0%	2	9.1%
Other States	6	7	10	(1)	(14.3)%	(4)	(40.0)%

	286	284	293	2	0.7%	(7)	(2.4)%

Medi-Cal/Medicaid
California	841	827	742	14	1.7%	99	13.3%
New Jersey	53	51	46	2	3.9%	7	15.2%

	894	878	788	16	1.8%	106	13.5%

Medicare PDP (stand-alone)	466	458	538	8	1.7%	(72)	(13.4)%

Total Health Plan Enrollment
Large Group	1,231	1,266	1,371	(35)	(2.8)%	(140)	(10.2)%
Small Group and Individual	681	695	707	(14)	(2.0)%	(26)	(3.7)%

Commercial Risk	1,912	1,961	2,078	(49)	(2.5)%	(166)	(8.0)%
ASO	40	38	45	2	5.3%	(5)	(11.1)%

Total Commercial	1,952	1,999	2,123	(47)	(2.4)%	(171)	(8.1)%
Medicare Advantage	286	284	293	2	0.7%	(7)	(2.4)%
Medicare PDP (stand-alone)	466	458	538	8	1.7%	(72)	(13.4)%
Medi-Cal/Medicaid	894	878	788	16	1.8%	106	13.5%

Total Health Plans	3,598	3,619	3,742	(21)	(0.6)%	(144)	(3.8)%

TRICARE - North Contract Eligibles	3,040	3,040	2,951	0	0.0%	89	3.0%

Health Net, Inc.

Consolidated Statements of Operations

(Amounts in thousands, except per share, PMPM and ratio data)

	Quarter Ended September 30, 2008	Quarter Ended June 30, 2009	Quarter Ended September 30, 2009
REVENUES:
Health plan services premiums	$3,072,717	$3,152,783	$3,166,877
Government contracts	724,323	832,088	758,507
Net investment income	10,204	20,432	27,691
Administrative services fees and other income	11,607	8,387	15,578

	3,818,851	4,013,690	3,968,653

EXPENSES:
Health plan services	2,689,790	2,718,039	2,734,984
Government contracts	687,848	791,044	716,323
General and administrative	294,178	332,188	319,451
Selling	93,232	81,359	83,275
Depreciation and amortization	17,255	15,708	12,689
Interest	10,413	11,518	10,264
Impairments on assets held for sale	—	—	170,570

	3,792,716	3,949,856	4,047,556

Income from operations before income taxes	26,135	63,834	(78,903)
Income tax provision	7,665	23,694	(12,881)

Net income	$18,470	$40,140	$(66,022)

Basic earnings per share	$0.17	$0.39	$(0.64)

Diluted earnings per share	$0.17	$0.38	$(0.64)

Weighted average shares outstanding:
Basic	105,915	103,854	103,873
Diluted	106,869	104,323	103,873

Pretax margin	0.7%	1.6%	-2.0%
Health plan services MCR	87.5%	86.2%	86.4%
Government contracts cost ratio	95.0%	95.1%	94.4%
G&A expense ratio	9.5%	10.5%	10.0%
Selling costs ratio	3.0%	2.6%	2.6%
Days claims payable (a)	46.3	43.1	41.0
Days claims payable - adjusted (a)	52.7	54.2	50.5
Effective tax rate	29.3%	37.1%	16.3%
Health plan services premiums PMPM	$276.29	$295.11	$296.16
Health plan services costs PMPM	$241.86	$254.41	$255.77

Health Net, Inc.

Reconciliation of Non-GAAP Financial Measures

Operating Results Excluding Charges

(Amounts in thousands, except per share, PMPM and ratio data)

Note:	This table presents the company’s consolidated operations for the periods presented below and the charges recorded in the consolidated statement of operations. Management believes that the presentation of certain financial information in the attached press release (such as Net investment income, Health plan services expense, General and administrative expense, Income before income taxes, Income tax provision, Net income, Basic and diluted earnings per share, Pretax margin, MCR, G&A expense ratio, and effective tax rate), excluding the charges that were recorded, all of which are non-GAAP financial information, are important to investors as they exclude special items that are not indicative of our core operating results. Non-GAAP financial information presented below should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

	Quarter Ended September 30, 2008			Quarter Ended June 30, 2009			Quarter Ended September 30, 2009
	As Reported	Impact of Charge[1]	Excluding Impact of Charge[1] (Non-GAAP)	As Reported	Impact of Charge[2]	Excluding Impact of Charge[2] (Non-GAAP)	As Reported	Impact of Charge[3]	Excluding Impact of Charge[3] (Non-GAAP)
REVENUES:
Health plan services premiums	$3,072,717		$3,072,717	$3,152,783		$3,152,783	$3,166,877		$3,166,877
Government contracts	724,323		724,323	832,088		832,088	758,507		758,507
Net investment income	10,204	(14,642)	24,846	20,432		20,432	27,691		27,691
Administrative services fees and other income	11,607		11,607	8,387		8,387	15,578		15,578

	3,818,851	(14,642)	3,833,493	4,013,690	—	4,013,690	3,968,653	—	3,968,653

EXPENSES:
Health plan services	2,689,790		2,689,790	2,718,039	(2,056)	2,720,095	2,734,984	(571)	2,735,555
Government contracts	687,848		687,848	791,044		791,044	716,323		716,323
General and administrative	294,178	17,145	277,033	332,188	19,646	312,542	319,451	19,495	299,956
Selling	93,232		93,232	81,359		81,359	83,275		83,275
Depreciation and amortization	17,255		17,255	15,708		15,708	12,689		12,689
Interest	10,413		10,413	11,518		11,518	10,264		10,264
Impairments on assets held for sale	—		—	—		—	170,570	170,570	—

	3,792,716	17,145	3,775,571	3,949,856	17,590	3,932,266	4,047,556	189,494	3,858,062

Income (loss) from operations before income taxes	26,135	(31,787)	57,922	63,834	(17,590)	81,424	(78,903)	(189,494)	110,591
Income tax provision (benefit)	7,665	(12,498)	20,163	23,694	(6,977)	30,671	(12,881)	(53,890)	41,009

Net income (loss)	$18,470	$(19,289)	$37,759	$40,140	$(10,613)	$50,753	$(66,022)	$(135,604)	$69,582

Basic earnings (loss) per share	$0.17	$(0.19)	$0.36	$0.39	$(0.10)	$0.49	$(0.64)	$(1.31)	$0.67
Diluted earnings (loss) per share	$0.17	$(0.18)	$0.35	$0.38	$(0.11)	$0.49	$(0.64)	$(1.31)	$0.67

Weighted average shares outstanding:
Basic	105,915		105,915	103,854		103,854	103,873		103,873
Diluted	106,869		106,869	104,323		104,323	103,873		104,432

Pretax margin	0.7%	-0.8%	1.5%	1.6%	-0.4%	2.0%	-2.0%	-4.8%	2.8%
Health plan services MCR	87.5%	0.0%	87.5%	86.2%	-0.1%	86.3%	86.4%	0.0%	86.4%
Government contracts cost ratio	95.0%	—	95.0%	95.1%	—	95.1%	94.4%	—	94.4%
G&A expense ratio	9.5%	0.5%	9.0%	10.5%	0.6%	9.9%	10.0%	0.6%	9.4%
Selling costs ratio	3.0%	—	3.0%	2.6%	—	2.6%	2.6%	—	2.6%
Effective tax rate	29.3%	-5.5%	34.8%	37.1%	-0.6%	37.7%	16.3%	-20.8%	37.1%

1	Includes a $14.6 million pretax realized losses from other-than-temporary impairments of investment securities included in net investment income and a $17.1 million pretax charge primarily for severance and other expenses related to the company’s operations strategy and included in G&A expenses.
2	Includes a $2.1 million pretax benefit for a litigation reserve true-up included in health plan services expenses and a $19.7 million pretax charge primarily for severance and other expenses related to the company’s operations strategy and included in G&A expenses.
3	Includes $0.6 million litigation reserve true-up included in health care costs, a $19.5 million pretax charge primarily for IT systems and other expenses related to the company’s operations strategy and included in G&A expenses and a $170.6 million pretax asset impairments for goodwill, intangible and IT-related assets related to the pending sale of our Northeast health plans.

Health Net, Inc.

Consolidated Balance Sheet

(Amounts in thousands, except ratio data)

	September 30, 2008	June 30, 2009	Sept 30, 2009
ASSETS
Current Assets
Cash and cash equivalents	$340,121	$565,856	$463,311
Investments - available for sale	1,838,951	1,477,651	1,309,864
Premiums receivable, net	295,854	414,199	307,488
Amounts receivable under government contracts	235,064	279,290	224,495
Incurred but not reported (IBNR) health care costs receivable under TRICARE North contract	307,970	334,104	323,207
Other receivables	107,032	181,563	183,258
Deferred taxes	111,266	77,600	101,043
Assets held for sale	—	—	848,601
Other assets	238,615	207,383	195,799

Total current assets	3,474,873	3,537,646	3,957,066
Property and equipment, net	228,256	169,925	136,819
Goodwill, net	751,949	751,949	611,886
Other intangible assets, net	96,122	82,698	29,478
Deferred taxes	58,555	67,247	44,119
Investments - available for sale-noncurrent	—	60,047	11,435
Other noncurrent assets	132,427	133,501	103,093

Total Assets	$4,742,182	$4,803,013	$4,893,896

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,348,681	$1,243,517	$951,778
Health care and other costs payable under government contracts	56,505	76,709	61,037
IBNR health care costs payable under TRICARE North contract	307,970	334,104	323,207
Unearned premiums	197,881	184,881	124,828
Borrowings under amortizing financing facility	26,693	117,999	119,915
Liabilities held for sale	—	—	355,530
Accounts payable and other liabilities	285,016	352,890	529,740

Total current liabilities	2,222,746	2,310,100	2,466,035
Senior notes payable	398,224	398,378	398,429
Borrowings under amortizing financing facility	119,900	—	—
Borrowings under revolving credit facility	100,000	100,000	100,000
Other noncurrent liabilities	206,187	167,993	154,087

Total Liabilities	3,047,057	2,976,471	3,118,551

Stockholders’ Equity
Common stock and additional paid-in capital	1,181,481	1,191,021	1,184,905
Treasury common stock, at cost	(1,367,302)	(1,368,825)	(1,368,854)
Retained earnings	1,908,565	2,006,275	1,940,253
Accumulated other comprehensive loss	(27,619)	(1,929)	19,041

Total Stockholders’ Equity	1,695,125	1,826,542	1,775,345

Total Liabilities and Stockholders’ Equity	$4,742,182	$4,803,013	$4,893,896

Debt-to-Total Capital Ratio	27.6%	25.2%	25.8%

Health Net, Inc.

Supplemental Consolidated Balance Sheet

As of September 30, 2009

(Amounts in thousands, except ratio data)

Note:

Set forth below is a supplemental consolidated balance sheet as of September 30, 2009, which breaks out certain assets and liabilities being held for sale, a portion of which is non-GAAP financial information. Management believes that the presentation of this non-GAAP financial information presented below is important to investors as it shows the assets and liabilities and the related amounts that will no longer be included in our consolidated balance sheet following closing of the pending sale of our Northeast health plans to UnitedHealth Group. Non-GAAP financial information presented below should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

	Including Assets/Liabilities Held for Sale (Non-GAAP)	Assets/Liabilities Held for Sale	As Reported
ASSETS
Current Assets
Cash and cash equivalents	$701,571	$238,260	$463,311
Investments - available for sale	1,663,264	353,400	1,309,864
Premiums receivable, net	350,390	42,902	307,488
Amounts receivable under government contracts	224,495		224,495
Incurred but not reported (IBNR) health care costs receivable under TRICARE North contract	323,207		323,207
Other receivables	211,840	28,582	183,258
Deferred taxes	114,897	13,854	101,043
Assets held for sale	—	(848,601)	848,601
Other assets	222,496	26,697	195,799

Total current assets	3,812,160	(144,906)	3,957,066
Property and equipment, net	136,819		136,819
Goodwill, net	611,886		611,886
Other intangible assets, net	75,630	46,152	29,478
Deferred taxes	62,927	18,808	44,119
Investments - available for sale-noncurrent	17,145	5,710	11,435
Other noncurrent assets	177,329	74,236	103,093

Total Assets	$4,893,896	$—	$4,893,896

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,194,947	$243,169	$951,778
Health care and other costs payable under government contracts	61,037		61,037
IBNR health care costs payable under TRICARE North contract	323,207		323,207
Unearned premiums	169,413	44,585	124,828
Borrowings under amortizing financing facility	119,915		119,915
Liabilities held for sale	—	(355,530)	355,530
Accounts payable and other liabilities	591,056	61,316	529,740

Total current liabilities	2,459,575	(6,460)	2,466,035
Senior notes payable	398,429		398,429
Borrowings under amortizing financing facility	—		—
Borrowings under revolving credit facility	100,000		100,000
Other noncurrent liabilities	160,547	6,460	154,087

Total Liabilities	3,118,551	—	3,118,551

Stockholders’ Equity
Common stock and additional paid-in capital	1,184,905		1,184,905
Treasury common stock, at cost	(1,368,854)		(1,368,854)
Retained earnings	1,940,253		1,940,253
Accumulated other comprehensive loss	19,041		19,041

Total Stockholders’ Equity	1,775,345	—	1,775,345

Total Liabilities and Stockholders’ Equity	$4,893,896	$—	$4,893,896

Debt-to-Total Capital Ratio	25.8%		25.8%

Health Net, Inc.

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Quarter Ended September 30, 2008	Quarter Ended June 30, 2009	Quarter Ended September 30, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$18,470	$40,140	$(66,022)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization and depreciation	17,255	15,708	12,689
Share-based compensation expense	8,216	5,987	(5,025)
Deferred income taxes	52,249	11,579	(45,976)
Excess tax benefits from share-based compensation	(35)	—	—
Asset and investment impairment charges	15,733	491	170,570
Other changes	(4,985)	1,140	(5,362)
Changes in assets and liabilities:
Premiums receivable and unearned premiums	112,741	(20,673)	48,341
Other receivables, deferred taxes and other assets	(61,547)	29,290	(30,470)
Amounts receivable/payable under government contracts	5,977	(9,039)	39,123
Reserves for claims and other settlements	(9,075)	(85,192)	(48,570)
Accounts payable and other liabilities	(62,558)	(43,598)	85,055

Net cash provided by (used in) operating activities	92,441	(54,167)	154,353

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	154,478	307,407	465,732
Maturities of investments	58,400	51,010	37,355
Purchases of investments	(580,780)	(455,652)	(520,733)
Proceeds from sale of property and equipment	—	—	12
Purchases of property and equipment	(7,887)	(5,081)	(8,018)
Net sales and purchases of restricted investments and other	7,661	(41)	6,558

Net cash used in investing activities	(368,128)	(102,357)	(19,094)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	235	—	485
Repurchases of common stock	(100,110)	—	(29)
Excess tax benefits from share-based compensation	35	—	—
Borrowings under financing arrangements	200,000	25,000	—
Repayment of borrowings under financing arrangements	(245,000)	(42,444)	—

Net cash (used in) provided by financing activities	(144,840)	(17,444)	456

Net decrease in cash and cash equivalents	(420,527)	(173,968)	135,715

Cash and cash equivalents classified as assets held for sale	—	—	(238,260)

Cash and cash equivalents, beginning of period	760,648	739,824	565,856

Cash and cash equivalents, end of period	$340,121	$565,856	$463,311

Health Net, Inc.

Notes to Consolidated Financial Statements

Note:

(a)	Management believes that days claims payable (excluding capitation, provider and other claim settlements and Medicare Part D), a non-GAAP financial measure, provides useful information to investors because, in excluding those health care costs for which no or minimal reserves are maintained, it is a more accurate reflection of days claims payable calculated from claims-based reserves than is days claims payable, which does not exclude such costs. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP. The following table provides a reconciliation of the differences between days claims payable (excluding capitation, provider and other claim settlements and Medicare Part D) and days claims payable, the most directly comparable financial measure calculated and presented in accordance with GAAP:

		Q3 2008	Q2 2009	Q3 2009
		(Dollars in millions)
	Reserve for Claims and Other Settlements	$1,348.7	$1,243.5	$951.8
	Add: Reserve for Claims and Other Settlements Held for Sale			$243.2
	Less: Capitation Payable, Provider and Other Claim Settlements and Medicare Part D	(245.3)	(196.9)	(159.2)

	Adjusted Reserve for Claims and Other Settlements	1,103.4	1,046.6	1,035.8

(1)	Average Reserve for Claims and Other Settlements	1,353.2	1,286.1	1,219.3

(2)	Average Adjusted Reserve for Claims and Other Settlements	1,084.0	1,089.4	1,041.2

(3)	Health Plan Services Cost	2,689.8	2,718.0	2,735.0
	Less: Capitation Payable, Provider and Other Claim Settlements and Medicare Part D	(796.5)	(887.4)	(837.3)

(4)	Adjusted Health Plan Services Cost	1,893.3	1,830.6	1,897.7

(5)	Number of Days in Period	92	91	92

= (1) / (3) * (5) Days Claims Payable		46.3	43.1	41.0
= (2) / (4) * (5) Days Claims Payable - Adjusted		52.7	54.2	50.5

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

(In millions)

	Health Plan Services
	YTD 9/2009	Year 2008	Year 2007
Reserve for claims (a), beginning of period	$957.1	$838.7	$754.2

Incurred claims related to:
Current Year	4,899.5	6,372.2	5,790.7
Prior Years (c)	(72.1)	(8.3)	0.6

Total Incurred (b)	4,827.4	6,363.9	5,791.3

Paid claims related to:
Current Year	4,018.2	5,443.2	4,972.3
Prior Years	843.4	802.3	734.5

Total Paid (b)	4,861.6	6,245.5	5,706.8

Reserve for claims (a), end of period	922.9	957.1	838.7
Add:
Claims Payable (d)	183.8	284.8	365.6
Other (e)	88.2	96.2	96.1
Held for Sale Reserve for Claims and other Settlements (f)	(243.2)

Reserves for claims and other settlements, end of period	$951.7	$1,338.1	$1,300.4

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.
(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.
(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. In developing the revised estimate, there have been no changes in the approach used to determine the key actuarial assumptions, which are the completion factor and medical cost trend. Claims liabilities are estimated under actuarial standards of practice and generally accepted accounting principles. The majority of the reserve balance held at each quarter-end is associated with the most recent months’ incurred services because these are the services for which the fewest claims have been paid. The majority of the adjustments to reserves relate to variables and uncertainties associated with actuarial assumptions. The degree of uncertainty in the estimates of incurred claims is greater for the most recent months’ incurred services. Revised estimates for prior years are determined in each quarter based on the most recent updates of paid claims for prior years.
(d)	Includes amount accrued for litigation and regulatory-related expenses.
(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.
(f)	Reserves for claims and other settlements related to Northeast business reclassified to liabilities held for sale due to pending sale.